UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2023

Milestone Scientific Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14053 (Commission File Number)	13-3545623 (IRS Employer Identification No.)

425 Eagle Rock Avenue Suite 403 Roseland, New Jersey (Address of principal executive offices)	07068 (Zip Code)

Registrant’s telephone number, including area code (973) 535-2717

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
Common Stock	MLSS	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 4, 2023, Leslie Bernhard tendered her resignation to Milestone Scientific Inc. (the “Company”) as a director, Chairman of the Audit Committee and Chairman of the Board of the Company. Ms. Bernhard’s resignation comes after nearly 20 years of service as a director of the Company. Ms. Bernhard indicated that her decision to resign was not the result of a disagreement with the Company. The Company thanks Ms. Bernhard for her long, dedicated service on the Board and wishes her well in her future pursuits.

In connection with Ms. Bernhard’s resignation, on January 4, 2023, the Company’s Board of Directors (the “Board”) unanimously appointed Neal Goldman, who has been a member of the Board since 2019, as Chairman of the Board. Mr. Goldman is the President and Founder of Goldman Capital Management, Inc., a family office since 2018, which was previously an investment advisory firm founded in 1985. Mr. Goldman was First Vice President of Research at Shearson Lehman Hutton. He has also held senior positions as a money manager and research analyst with a variety of firms including Neuberger Berman, Moseley Hallgarten Estabrook and Weeden, Bruns Nordeman, and Russ and Company. Mr. Goldman has served as Chairman of Charles & Colvard, Ltd. since 2016 and served on the board of directors of Imageware Systems, Inc. until November 2020. He also serves on the board of directors of Koil Energy Solutions Inc. Prior to their respective acquisitions, he served on the boards of Blyth Industries and IPASS Corporation. Mr. Goldman received his B.A. degree in Economics from The City University of New York (City College).

Also on January 4, 2023, the Board unanimously appointed Arjan Haverhals as a director of the Company. Mr. Haverhals has been the Company’s Chief Executive Officer since May 2021 and President since September 2020. Mr. Haverhals has also been the President and Chief Executive Officer of the Company’s Dental Division (Wand Dental, Inc.) since June 2020. Mr. Haverhals brings more than 30 years of sales, marketing, product development, and international expansion experience within the medical device, pharmaceutical, and other industries. Prior to joining Wand Dental and the Company, Mr. Haverhals was senior vice president of sales at Xcentric Mold & Engineering from 2019 until 2020 where he was instrumental in increasing sales productivity and efficiency for the company’s prototype injection molding services, which included leading healthcare company clients. From 2012 until 2018, Mr. Haverhals worked at Straumann, LLC, a global leader in manufacturing medical and dental devices, where he held a series of commercial roles including vice president of customer marketing & education, where he oversaw all product franchises and led the launch of more than 30 products in the North American market. He also served as senior vice president for the Nordic Region at Straumann AB, senior vice president of global sales digital solutions, which included oversight of the strategic acquisition of Etkon; and served as vice president of the Prosthetics Business Unit, where he introduced a new implant prosthetics product line within a new market segment. Mr. Haverhals also served as vice president of global marketing & sales at Elkem AS, one of Norway's largest industrial companies. Previously, Mr. Haverhals served as executive vice president of marketing & sales at Cresco Ti Systems Sàrl, a global dental implant company, where he was responsible for turning around and managing global sales, marketing, international business. Mr. Haverhals holds an MS in Pharmacy from the University of Leyden in the Netherlands.

Furthermore, on January 4, 2023, the Board:

appointed Benedetta Casamento, Neal Goldman and Michael McGeehan to serve on the Audit Committee of the Board, with Ms. Casamento serving as Chairman of the Audit Committee. The Board also designated Ms. Casamento as an “audit committee financial expert”;

appointed Michael McGeehan, Neal Goldman and Benedetta Casamento to serve on the Compensation Committee of the Board, with Mr. McGeehan serving as Chairman of the Compensation Committee; and

appointed Benedetta Casamento, Leonard Osser and Michael McGeehan to serve on the Nomination and Corporate Governance Committee of the Board, with Ms. Casamento serving as Chairman of the Nomination and Corporate Governance Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILESTONE SCIENTIFIC INC.
Dated: January 5, 2023	By:	/s/ Arjan Haverhals
Arjan Haverhals
Chief Executive Officer